Exhibit (c)(6)

CONFIDENTIAL 27 MAY 2008 DISCUSSION MATERIALS TOWER GROUP LAZARD

Disclaimer The information herein has been prepared by Lazard based upon information supplied by Tower Group, Inc. (the Company) and CastlePoint Holdings, Ltd. (CastlePoint) or publicly available information and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company and CastlePoint with respect to the anticipated future performance of the Company and CastlePoint. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, CastlePoint or any other entity, or concerning solvency or fair value of the Company, CastlePoint or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and CastlePoint to the future financial performance of the Company or CastlePoint. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of Tower Group, Inc. (the Special Committee), and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. IRS Circular 230 Disclosure: This memorandum was not intended or written to be used and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.

Table of Contents I INTRODUCTION 1 II CASTLEPOINT OVERVIEW 4 III MARKET PERSPECTIVES ON CASTLEPOINT 12 IV OVERVIEW OF POTENTIAL TRANSACTION 17 V PRO FORMA FINANCIAL ANALYSIS 23 VI TACTICAL AND STRUCTURAL CONSIDERATIONS 31 VII CAPITAL ALTERNATIVES 34 Appendix 35

I Introduction

INTRODUCTION Introduction Tower’s CEO is proposing to the Tower Special Committee an acquisition of CastlePoint by Tower for a combination of stock and up to ~ $115 million in cash Tower’s CEO has indicated that he believes there would be significant strategic and financial benefits to Tower shareholders resulting from an acquisition of CastlePoint Tower management is currently engaged in its due diligence of CastlePoint Ongoing due diligence activity includes analysis of investment portfolio and third-party business Lazard has also conducted preliminary due diligence of CastlePoint Debevoise has conducted legal due diligence of CastlePoint and has assisted Ernst & Young with its tax due diligence of CastlePoint Ernst & Young and Tower management are in the process of conducting due diligence regarding tax and accounting compliance (SOX) CastlePoint, with the assistance of its financial and legal advisors, are concurrently engaged in due diligence of Tower Substantial due diligence on Tower has already been performed Remaining due diligence inquiries include analysis of Tower’s investment portfolio1

Transaction Rationale per Tower CEO • Increased financial flexibility • Solves heavy reliance on third-party capital Additional capital supports growth Combined entity can effectively “play” insurance cycles by shifting mix of business between reinsurance and insurance Enhanced valuation Significant accretion to book value Modest accretion to earnings, but opportunity to arbitrage CastlePoint P/E Tower will trade more in line with peers in terms of book value Opportunities to reduce inefficiencies from running two public companies Expansion and diversification of revenues and distribution channels • Access to approximately $300mm of third-party business Creates multi-point distribution through MGA’s, brokers and wholesalers Adds risk sharing and reinsurance from small companies Improved corporate governance Removes inherent conflicts of interest CEO can focus on running a single, combined company Management talent pooled2

Other Transaction Considerations Management is concerned with the substantial reliance on third-party capital The quota share agreement is set to expire in 2010 If a capital raise were pursued it would have a dilutive effect on Tower EPS and ROE until earned premiums caught up with the level of capital raised No guarantee that capital markets, either in the form of trust preferreds or common equity, will be open when the quota share expires Capital raise would need to take place well in advance of quota share expiration to be sure that capital would be available to support the business currently ceded to CastlePoint Additionally, there may be an opportunity to enter into a favorable quota share agreement with Swiss Re to take on 15% of pro forma premium volume Majority (~ 83%) of CastlePoint’s reserves are comprised of Tower business, therefore due diligence risks compare favorably to other M&A opportunities CastlePoint is currently trading below book value and may represent a unique opportunity to acquire the company on terms favorable to Tower 3

II CastlePoint Overview

TOWER GROUP
II CASTLEPOINT OVERVIEW

Overview of CastlePoint

- **In April 2006, Tower sponsored the formation of CastlePoint, a Bermuda-based reinsurer**
  - Capitalized with $265 million private placement
  - Provided Tower with significant underwriting capacity
- **In March 2007, CastlePoint conducted an IPO at $14.50 per share**
  - Raised additional $114 million to further capitalize CastlePoint
- **Differentiated from other Bermuda-based reinsurers through its focus on low hazard high frequency business**
- **Business premised on sharing risk with primary insurer as opposed to writing excess or catastrophe coverage**
  - Creates alignment of interests with primary writers
  - Solves capital need for small insurance companies (< $100 mm surplus)
  - CastlePoint provides a sliding commissions scale, which protects it to a certain degree from deterioration of loss ratio
- **Business consists of the following**
  - Quota share reinsurance (primarily derived from Tower)
  - Primary risk sharing or pooling
  - Program business, which is written directly
- **Tower accounts for substantial majority of CastlePoint's overall business**
  - ~ 70% of net premiums written and ~ 83% of loss reserves
  - Current reinsurance arrangement with Tower expires in April 2010

4 LAZARD

TOWER GROUP

II. CASTLEPOINT OVERVIEW

CastlePoint Overview

CastlePoint

	Reinsurance	Insurance	Insurance Services
DESCRIPTION	■ Primarily provides quota share reinsurance ■ Writes a limited amount of XOL	■ Provides risk sharing solutions ■ Allows companies to access "A" paper ■ An alternative to reinsurance	■ Provides unbundled insurance services to P&C companies ■ Obtains services at Tower's cost and shares in 50% of profit or loss
PRODUCTS / SERVICES	**Reinsurance Solutions** ■ Quota Share ■ Property and Casualty Per Risk Excess of Loss ■ Property Catastrophe Excess of Loss ■ Aggregate Excess of Loss ■ Property Surplus Share	**Insurance Solutions** ■ Risk Sharing ■ Appointment of Insurance Companies as Program Underwriting Manager ■ Program Business	**Unbundled Insurance Services** ■ Claims Handling and Administration ■ Policy Administration ■ Insurance Technology
TARGET CLIENTS	■ Small insurance companies	■ Program/underwriting managers ■ Small insurance companies	■ Small insurance Companies ■ Program/underwriting managers ■ Captives
KEY FINANCIAL DATA (2007)	**NPW:** $284.8mm **Combined Ratio:** 87.5% **Segment Profit**[(a)]**:** $28.7mm	**NPW:** $91.4mm **Combined Ratio:** 105.8% **Segment Profit**[(a)]**:** ($1.1mm)	**Revenue:** $7.5mm **Combined Ratio:** NA **Segment Profit**[(a)]**:** ($5.5mm)

INSURANCE LINES

- Commercial Package
- Fire and Allied Lines
- Commercial General Liability
- Workers' Compensation
- Homeowners and Personal Dwellings
- Professional Liability
- Commercial and Personal Inland Marine
- Commercial and Personal Automobile

(a) Does not reflect investment income, corporate overhead or taxes.

5 LAZARD

Strategic Assessment POSITIVES CHALLENGES Benefits from significant volume of profitable business Uncertainty regarding continuation of Tower originated by Tower relationship Unique reinsurance model focused on low severity high Limited third-party business frequency risks Entering softening reinsurance market Quota share arrangements, with sliding commission scale, mitigates loss ratio volatility Reliance on Tower to service program business Increasing third-party business Limited operating history and seasoning as public company Focus on providing reinsurance to smaller insurance companies/MGAs Trading below book value impacts ability to execute on business plan (e.g., strategic investments, access to  Bermuda domicile new capital to support growth)  Book of business originated in attractive primary pricing environment of recent years 6

Premium Growth & Diversification ($ in millions) $155 $282 $293 $326 $332 $369 $410 $94 $284 $301 $331 $365 $401 $165 $10 $811 $733 $663 $628 $577 $376 0 250 500 750 $1,000 2006A (a) 2007A (a) 2008E 2009E 2010E 2011E 2012E Tower Third-Party $ MM Net premiums written grew 31% in 1Q’08 Net premiums written from clients other than Tower 32% of total in 1Q’08 Approximately $400 million premiums originated for 2007 6% 25% 49% 48% 50% 50% 49%% Third-Party: Source: Company filings and management projections. (a) NPW breakdown implied based on GPW. 7

Overview of CastlePoint Third-Party Business ($ in millions) Source: Management. Note: Based on Q1 2008. LINE OF BUSINE SS GEOGRAPHY NET PREMIUMS WRITTEN Pers'nl Auto 37% Work. Comp. 20% Other 2% General Liab. 25% Package 11% Com'l Auto 5% Southeast 29% Diversified 21% Northeast 26% Southwest 5% West 19% Third-Party: $35MM (30% of Total) CastlePoint Total: $118MM LOSS RESERVES Pers'nl Auto 39% Package 21% Other 4% Com'l Auto 8% Work. Comp. 28% Diversified 44% Southeast 32% West 16% Southwest 5% Northeast 3% Third-Party: $25MM (16% of Total) CastlePoint Total: $156MM Source: Management.Note: Based on Q1 2008.8

Historical Performance vs. Management Plan Forecast ($ in millions) SELECTED HISTORICAL AND FORECAST FINANCIAL DATA $93 $277 $535 $699 $752 $820 $907 $165 $396 $658 $730 $771 $849 $933 $11 $43 $69 $92 $104 $115 $127 88.1% 88.9% 92.2% 92.7% 93.3% 93.9% 94.6% 0 200 400 600 800 1,000 1,200 1,400 $1,600 2006A 2007A 2008E 2009E 2010E 2011E 2012E 50% 60% 70% 80% 90% 100% 110% Combined Ratio $MM Total Revenue GPW Net Operating Income Net Combined Ratio Net Operating Income $10.5 $42.8 $69.3 $91.6 $103.8 $115.2 $126.6 Growth (YoY): Average Total Revenue --199% 93% 31% 8% 9% 11% 58% GPW --140% 66% 11% 6% 10% 10% 40% Net Operating Income --307% 62% 32% 13% 11% 10% 73% Selected Ratios: Net Loss 51.9% 52.9% 56.0% 57.3% 58.5% 59.5% 60.5% 56.6% Net Expense 49.6% 41.1% 36.2% 35.3% 34.8% 34.5% 34.1% 37.9% Net Combined 88.1% 88.9% 92.2% 92.7% 93.3% 93.9% 94.6% 91.9% ROE 5.1% 8.6% 15.3% 17.4% 16.9% 16.1% 15.3% 13.5% Source: Company filings and management projections. 9

CastlePoint Investment Portfolio Average portfolio yield of 5.65% as of 3/31/08 (excluding cash) ASSET ALLOCATION ASSET QUALITY(a) CASTLEPOINT Other 1% Equities 6% ABS 6% Corporates 18% MBS 23% CMO 8% CMBS 11% Cash & Cash Equivalents 27% A+, A & A- 12% AA+, AA & AA- 7% BBB+, BBB & BBB- 8% AAA 73% Castle Point Total: $761MM SPECIALTY P&C(b) Municipal 38% ABS 24% Gov. & Agency 14% Corporates 7% Equities 11% Other 1% Cash & Cash Equivalents 5% BB 1% BBB 6% AAA, AA & A 93% Source: SNL and management presentations. (a) Fixed income securities. (b) Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley. Based on year end 2007 data. 10

TOWER GROUP
II CASTLEPOINT OVERVIEW

Preliminary Due Diligence Observations

- **Tower has conducted primary due diligence on CastlePoint**
  - Lazard has also conducted diligence on CastlePoint and reviewed Tower's findings
- **CastlePoint has received a third-party actuarial review of their reserves by PWC**
  - PWC determined that CastlePoint's reserves were within a reasonable range
    - — PWC focused almost exclusively on the Tower business while relying heavily on CastlePoint management's conclusions on third-party business
    - — The Special Committee may consider requesting an independent review by a third party actuary as part of Tower's confirmatory due diligence
- **Based on initial review of CastlePoint's invested assets it appears that they are of high quality**
  - Tower expects to conduct an independent review by a third party (Standish Mellon)
- **Additional diligence may be necessary on Aequicap business**
  - A.M. Best downgraded Aequicap to C++ due to capital concerns and unfavorable loss reserve development trends
  - Tower management has indicated that they believe the reserves related to Aequicap are reasonable
- **Remaining areas of Lazard's due diligence, include:**
  - Investment portfolio (Tower and CastlePoint)
  - CastlePoint third-party reserves
  - Aequicap businesses

11 LAZARD

III Market Perspectives on CastlePoint

Public Market Valuation Summary ($ in millions, except per share amounts) 1-YEAR PRICE/VOLUME HISTORY 1-YEAR INDEXED TOTAL RETURN HISTORY 5.00 10.00 15.00 20.00 $25.00 22 May 07 3 Aug 07 15 Oct 07 27 Dec 07 9 Mar 08 22 May 08 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 Price Volume (MM) Average 1 Month: $10.01 6 Months: $11.19 3 Months: 10.39 1 Year: 12.06 50 75 100 125 150 22 May 07 3 Aug 07 15 Oct 07 27 Dec 07 9 Mar 08 22 May 08 CastlePoint Bermuda Reinsurers (a) S&P 500 Indexed Price (9%) (4%) (32%) Total Return 1 Month: 12% 6 Months: (3%) 3 Months: (16%) 1 Year: (32%) SUMMARY FINANCIAL INFORMATION AND VALUATION STATISTICS (LTM ENDED 3/31/08) LTM Operating Revenues (b) $344.9 Share Price (05/22/08) $10.71 LTM Net Operating Income 42.8 Diluted Shares Outstanding (mm) 38.523 Shareholders' Equity 419.8 FD Market Equity Value $412.6 Adjusted Shareholders' Equity (c) 431.9 Debt 134.0 Price/2008E EPS (d) 6.1 x 2008E EPS (d) $1.75 Price/2009E EPS (d) 4.9 2009E EPS (d) 2.20 Price/Book Value 0.98 x Indicated Annual Dividend 0.20 Price/Adjusted Book Value (c) 0.95 Long-Term Growth Rate 13.5% 2008E ROE (d) 15.2% Ind. Dividend Yield/'08E Payout 1.9/11.4 % Debt/Total Capital 24.2% 52-Week Low (04 /30/08)/High (05/18/07) $9.20/$15.85 Source: FactSet (5/22/08) and company filings. (a) Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters. (b) Excluding net realized gains (losses). (c) Excludes accumulated other comprehensive income (AOCI). (d) IBES median consensus. 12

Historical Valuation: 3-Year NTM Price/Earnings 0.0 4.0 8.0 12.0 16.0 20.0x 22 May 05 27 Dec 05 3 Aug 06 10 Mar 07 15 Oct 07 22 May 08 CastlePoint Bermuda Reinsurers (a) Tower Specialty P&C (b) 8.7x Average Current 1-Year 2-Years 3-Years CastlePoint 5.5x 6.9x -- -- Bermuda Reinsurers (a) 6.6 7.5 7.5x 7.5x Tower 8.7 9.8 11.7 11.8 Specialty P&C (b) 9.8 10.5 11.5 11.7 5.5x 6.6x 9.8x Source: FactSet (5/22/08). (a) Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters. (b) Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley. 13

Historical Valuation: 3-Year Price/Reported Book Value 0.00 1.00 2.00 3.00 4.00 5.00 6.00x 22 May 05 27 Dec 05 3 Aug 06 10 Mar 07 15 Oct 07 22 May 08 CastlePoint Bermuda Reinsurers (a) Tower Specialty P&C (b) 2.03x (Average Current 1-Year 2-Years 3-Years CastlePoint 0.98x 1.14x -- -- Bermuda Reinsurers (a) 0.94 1.04 1.09x 1.11x Tower 2.03 2.28 3.04 2.92 Specialty P&C) (b) 1.45 1.67 1.86 1.90 0.98x 0.94x 1.45x Source: FactSet (5/22/08). (a) Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters. (b) Includes Markel, Navigators, Philadelphia Consolidated, RLI and W.R. Berkley. 6.00x Average Current 1-Year 2-Years 3-Years CastlePoint 0.98x 1.14x -- -- Bermuda Reinsurers (a) 0.94 1.04 1.09x 1.11x 5.00 Tower 2.03 2.28 3.04 2.92 Specialty P&C (b) 1.45 1.67 1.86 1.90 4.00 3.00 2.03x 2.00 1.45x 1.00 0.98x 0.94x 0.00 22 May 05 27 Dec 05 3 Aug 06 10 Mar 07 15 Oct 07 22 May 08 CastlePoint Bermuda Reinsurers (a) Tower Specialty P&C (b) 14

Summary of Analyst Estimates and Recommendations RECOMMENDATION SUMMARY RECOMMENDATION SUMMARY Analyst coverage is limited No large capital markets banks cover the stock Median price target at $16.00 per share Buy 100% PRICE TARGETS & EARNINGS ESTIMATES Price Estimated EPS Firm Name Rating Target 2008E 2009E Date Piper Jaffray Buy $19.00 $1.75 $2.05 5/8/08 Fox-Pitt Kelton Outperform 13.00 1.75 2.05 5/7/08 Keefe, Bruyette & Woods Outperform 16.00 1.80 2.30 5/7/08 KeyBanc Buy 16.00 1.80 2.20 5/6/08 Friedman, Billings, Ramsey Outperform 17.00 1.75 2.20 5/6/06 High $19.00 $1.80 $2.30 Consensus Mean 16.20 1.77 2.16 Statistics Median 16.00 1.75 2.20 Low 13.00 1.75 2.05 Buy 100% Current Price: $10.71 Hold 0% % Difference vs. Median: (33%) Sell 0% CONSENSUS RATING TREND Rating Price 5 $25.00 4 20.00 3 15.00 2 10.00 1 5.00 22 May 07 3 Aug 07 15 Oct 07 27 Dec 07 9 Mar 08 22 May 08 Rating Consensus Share Price 5=Buy 3=Hold 1=Sell Source: FactSet (5/22/08), Bloomberg and equity research. 15

Selected Analyst and Rating Agency Commentary “During the first quarter, CPHL sold its remaining sub-prime assets, leaving no investments in Alt-A or sub-prime. The average credit quality of the investment portfolio is AA, with 73% of investments rated AAA. All of the investments are investment grade, except for two bonds rated BB for a total of $1.2 million.” “CastlePoint's excess capital will be used to support its expected premium growth. If the strong pipeline of prospects results in underwriting leverage getting too high, management indicated it would likely use reinsurance in the near term to alleviate leverage issues rather than raising capital. Management recognizes the disconnect between company performance and the current share price and strategic alternatives to address the situation are being reviewed, including paying higher dividends and share repurchases.” Keefe, Bruyette & Woods, 5/7/2008 “CPHL continues to expand the client base. In 1Q08, CPHL added a new client relationship for quota share reinsurance and expects to commence program business for the additional clients in 2Q08. In 1Q08, CPHL served 12 quota share reinsurance clients compared to eight clients during 1Q07. In addition, CPHL is expected to ramp up production on the program business solutions side. CPHL had five program business clients with an annualized production premium of $12 million during 1Q08, which is expected to grow to $25 million by 2008 year-end.” KeyBanc, 5/6/2008 “CPHL reported gross written premium of $129M, up 79.6% from 1Q07. This level of top-line growth is impressive considering softening rates and increased competition in the P/C insurance market.” “Net investment income for the quarter was $5.2M, representing an 11% decline from 1Q07. Investment income suffered from a $3M, or roughly $0.08 per share, loss related to a limited partnership investing in tax-free bonds. Since this investment should be liquidated and off CPHL's books by June 30, 2008, we consider this investment loss to be nonrecurring.” Friedman, Billings, Ramsey, 5/6/2008 “Over the near term, CastlePoint is very much in a "show me" position as investors want to see premiums from the deals that have been signed and those that are in the pipeline begin to have a more meaningful impact on the income statement (2007 premiums fell short of guidance due to timing issues - $376 mm actual vs $400-$425 mm guidance). Until then, we believe that the shares will struggle to trade much above book value…CastlePoint has a strong pipeline, which should result in continued strong top-line growth through 2008 and into 2009. Absent any adjustment in retention, our projections place year-end 2009 premiums/equity leverage at 1.3x, which we believe will be difficult given A.M. Best's generally unfavorable view of strong growth.” Fox-Pitt Kelton, 3/7/2008 “The ratings reflect CastlePoint Re's strong risk-adjusted capitalization, historically profitable core book of businesses assumed from its sponsoring company, Tower Group Companies (Tower), and its experienced management team. Additionally, through its first year of operations, CastlePoint Re executed its operations within the parameters of the business plan presented to A.M. Best during last year's initial rating process. Somewhat offsetting these strengths are the group's revenue concentration, execution risk of meeting its five-year business plan and the risks associated with accurately pricing new business.” “CastlePoint Re's investment holdings are largely conservative, with the majority of assets invested in fixed-income securities of sound credit quality. A.M. Best is concerned, however, that any potential strategic investments into other insurance companies, including Tower, that CastlePoint states is part of its business strategy, would increase the overall risk within the portfolio and increase risk-adjusted capital requirements.” A.M. Best, 10/16/2007 16

IV Overview of Potential Transaction

Side-by-Side Analysis ($ in millions, except per share amounts) Tower CastlePoint Market Data: Current Share Price $27.29 $10.71 % of 52W High 77% 68% % of 52W Low 116% 116 % FD Market Capitalization $642 $413 Diluted Shares O/S (mm) 23.519 38.523 Analysts Median Price Target $39.25 $16.00 Price as a Multiple of: EPS: 2008E (a) 9.3 x 6.1 x 2009E (a) 8.1 4.9 Book Value (3/31/08): Reported 2.03 x 0.98 x Adjusted (b) 1.92 0.95 Selected Ratios: '08E - '09E EPS Growth 14.2% 25.7% 2008E Dividend Payout Ratio 6.8% 11.4 % Indicated Dividend Yield 0.7% 1.9 % Debt/Total Capital 24.3% 24.2% 2008E ROE (a) 20.3% 15.2% 2009E ROE (a) 19.2% 16.7 % Long-Term Growth Rate (a) 22.5% 13.5 % Ratings (A.M. Best/S&P/Moody's): A-/--/-- A-/--/-- Source: FactSet (5/22/08), Bloomberg and company filings. (a) IBES median consensus. (b) Excludes accumulated other comprehensive income (AOCI).

17

Selected MOE Characteristics Both companies have similar market capitalizations Consideration is primarily, if not exclusively stock, which preserves continuity of interest in the combined entity Limited premium can be paid relative to all cash or takeover transactions given that both companies’ shareholders will participate in the value creation of the combined entity Typically there is a role for each management team post-merger Integration of independent Directors into a larger board post-merger 18

TOWER GROUP

IV OVERVIEW OF POTENTIAL TRANSACTION

Illustrative Merger Scorecard

	COMBINED COMPANY
OWNERSHIP	■ Tower: 65% ■ CastlePoint: 35% ■ Based on a 20% premium and a cash/stock mix of 25%/75%
BOARD REPRESENTATION	■ Tower CEO proposing a merged Board of Directors with 3 outside directors from CastlePoint ■ Tower: 4 Outside + 2 Inside Directors ■ CastlePoint: 3 Outside + 2 Inside Directors ■ Pro Forma: 7 Outside + 2 Inside Directors ■ Tower/CastlePoint = 63%/37%, excluding Michael Lee
CHAIRMAN	■ Michael Lee
CEO	■ Michael Lee
EXECUTIVE MANAGEMENT	■ TBD
NAME/ TICKER	■ TBD
HQ CITY	■ New York, NY

19 LAZARD

Contribution Analysis CURRENT MARKET CAPITALIZATION BOOK VALUE (12/31/08) CastlePoint 39% Tower 61% CastlePoint 57% Tower 43% TOTAL: $1,054MM TOTAL: $855MM 2008E GROSS PREMIUMS WRITTEN 2008E NET OPERATING INCOME CastlePoint 49% Tower 51% CastlePoint 50% Tower 50% TOTAL: $1,330MM TOTAL: $138MM Source: FactSet (5/22/08) and management projections. (a) Reflects Tower business.20

Tower/CastlePoint Price Performance Average Tower CastlePoint 1 Month $25.95 $10.01 3 Months 26.11 10.39 6 Months 28.46 11.19 1 Year 28.66 12.06  $50.00  40.00  30.00 20.00 10.00 0.00 22 May 07 3 Aug 07 15 Oct 07 27 Dec 07 9 Mar 08  22 May 08 Tower CastlePoint  $27.29  $10.71 Source: FactSet (5/22/08).21

Historical Exchange Ratio — CastlePoint/Tower Average 1 Month 0.3864 3 Months 0.3977 6 Months 0.3950 1 Year 0.4216 0.6500 0.5500 0.4500 0.3500 0.2500 22 May 07 3 Aug 07 15 Oct 07 27 Dec 07 9 Mar 08 22 May 08 Exchange Ratio Median 0.4291 0.3925 Source: FactSet (5/22/08).22

V Pro Forma Financial Analysis

TOWER GROUP

V PRO FORMA FINANCIAL ANALYSIS

Summary of Potential Transaction – DRAFT

TRANSACTION	■ Merger/amalgamation between Tower and CastlePoint
CONSIDERATION	■ Each share of CastlePoint (Tower shares in CastlePoint will also receive merger consideration and will be taxed on such amounts) valued [at signing] based upon an exchange ratio of [_]x
FORM OF CONSIDERATION /FINANCING	■ CastlePoint shareholders can elect to receive [_]x shares of Tower common stock or [$_] in cash ■ Fixed exchange ratio with no collars or walkaways ■ Pro ration mechanism to ensure aggregate cash consideration does not exceed [$125] million ■ $125 million of bank debt
TAX TREATMENT	■ Taxable to CastlePoint shareholders ■ Tower shares in CastlePoint will be taxed ([$ _] million) ■ 338(g) election
PRO FORMA OWNERSHIP	■ Consideration results in [_]% Tower/[_]% CastlePoint allocation of value (i.e., before effect of cash consideration) ■ [_]% Tower/[_]% CastlePoint ownership after effect of cash consideration
GOVERNANCE PROVISIONS	■ Independent Directors of CastlePoint to become members of Tower's Board of Directors and equivalent board committees
DEAL PROTECTION	■ Customary deal protections for merger of public companies
CLOSING CONDITIONS/ TIMING	■ Shareholder approval for both Tower and CastlePoint ■ Customary regulatory approvals ■ Other TBD (e.g., no material adverse change) ■ Q4 2008 closing

23 LAZARD

TOWER GROUP

V PRO FORMA FINANCIAL ANALYSIS

Accretion/(Dilution) Analysis Overview

2009E pre-tax transaction adjustments at $12.85 purchase price

- **Transaction close: December 2008**
- **Financing:**
  - Common Equity: Tower exchange rate adjusted to correspond to purchase price sensitivity range
  - Debt: $125mm
    - Interest Rate: 7.0% (per KeyBanc), less interest saved by not issuing $33mm of trust preferred
    - Debt Issuance Fee: 1.0%
  - Cash: $15mm
- **Assumes gain on sale of CastlePoint stock (~ $5mm) is taxed**
- **Purchase Accounting Adjustments:**
  - Minimal (if any) intangibles created: ~ $9mm
    - Amortized over 10 years
  - TRM accounting change from brokerage to insurance company: ~ $6mm
  - Loss of equity income in CastlePoint: ~ $6mm
  - Estimated transaction costs: $20mm
- **Loss of Bermuda Tax Benefit: ~ $30mm (assumes 35% tax rate)**
- **Pickup from shift in business mix: ~ $1mm**
- **Cost Synergies: $5mm per year**
- **Adjustments tax effected at Tower effective tax rate**
- **Assumes Tower standalone dividend per share following close**

24 LAZARD

Transaction Sources and Uses ($ in millions, except per share amounts) Tower Price Paid per CastlePoint Share Statistic $11.78 $12.32 $12.85 $13.39 $13.92 Premium to Current Share Price ($10.71) 10% 15% 20% 25% 30% Sources: Tower Equity Issued $309.0 $329.5 $350.0 $370.4 $390.9 Debt 125.0 125.0 125.0 125.0 125.0 Cash 15.0 15.0 15.0 15.0 15.0 Tower Ownership in CastlePoint 30.1 31.5 32.8 34.2 35.6 Total Sources $479.1 $501.0 $522.8 $544.6 $566.5 Uses: Equity Purchase Price $453.8 $475.2 $496.5 $517.9 $539.3 Transaction Costs 20.0 20.0 20.0 20.0 20.0 Tax on Gain from Sale of Tower Ownership in CastlePoint 5.3 5.8 6.2 6.7 7.2 Total Uses $479.1 $501.0 $522.8 $544.6 $566.5 Leverage: Moody's Debt Credit/Tangible Capital (a) 18% 30% 30% 30% 31% 31% Debt + Hybrids/Tangible Capital 24% 36% 36% 36% 36% 37% (a) Assumes 25% equity credit for trust preferreds, in accordance with Moody's rating methodology. 25

Pro Forma Income Statement ($ in millions, except per share amounts) Illustrative $12.85 purchase price (20% premium); combination of cash and stock 2008E 2009E 2010E Standalone Net Income: Tower $68.5 $81.4 $98.1 CastlePoint 5.8 91.6 103.8 Adjustments: Cost Savings -- $2.6 $3.3 Interest Expense (0.3) (4.0) (4.0) Amortization of Identifiable Intangibles (0.0) (0.6) (0.6) Amortization of Debt Issuance Fee (0.0) (0.2) (0.2) Loss of Equity Income from CastlePoint (0.3) (4.0) (4.5) Bermuda Tax Savings -- -- -- Shift in Business Mix -- 0.7 1.6 Change in TRM Accounting (0.4) (4.1) (0.9) CastlePoint Tax Adjustment (1.9) (30.5) (34.1) Pro Forma Net Income $71.4 $133.0 $162.5 WA Diluted Shares (mm): Pro Forma 24.6 36.4 36.4 Tower Standalone 23.2 23.2 23.2 Earnings per Share: Pro Forma $2.90 $3.66 $4.47 Tower Standalone 2.95 3.50 4.22 Accretion/(Dilution): $ ($0.05) $0.15 $0.25% (1.6%) 4.4% 5.9% Memo: Tower Effective Tax Rate 33.2% 34.6% 34.6% Source: FactSet (5/22/08), company filings and management projections. Note: Standalone data based on management projections. 26

Pro Forma EPS Accretion/(Dilution) 2009E EPS Accretion/(Dilution) 2010E EPS Accretion/(Dilution) Premium to CastlePoint Current Share Price Premium to CastlePoint Current Share Price $11.78 $12.32 $12.85 $13.39 $13.92 $11.78 $12.32 $12.85 $13.39 $13.92 10% 15% 20% 25% 30% 10% 15% 20% 25% 30% $1.0 8% 5% 3% 0% (2%) 9% 7% 4% 2% (1%) Gross Annual 3.0 9% 6% 4% 1% (1%) 10% 8% 5% 3% 0% Pre-Tax 5.0 10% 7% 4% 2% (0%) 11% 9% 6% 3% 1% Synergies 7.0 11% 8% 5% 3% 0% 12% 9% 7% 4% 2% ($ MM) 9.0 11% 9% 6% 4% 1% 13% 10% 8% 5% 3% 2009E EPS Accretion/(Dilution) 2010E EPS Accretion/(Dilution) Premium to CastlePoint Current Share Price Premium to CastlePoint Current Share Price $11.78 $12.32 $12.85 $13.39 $13.92 $11.78 $12.32 $12.85 $13.39 $13.92 10% 15% 20% 25% 30% 10% 15% 20% 25% 30% $1.0 $0.28 $0.19 $0.10 $0.01 ($0.07) $0.40 $0.29 $0.18 $0.08 ($0.02) Gross Annual 3.0 0.31 0.21 0.12 0.04 (0.04) 0.44 0.32 0.21 0.11 0.01 Pre-Tax 5.0 0.34 0.24 0.15 0.07 (0.02) 0.47 0.36 0.25 0.15 0.05 Synergies 7.0 0.37 0.27 0.18 0.10 0.01 0.51 0.40 0.29 0.18 0.08 ($ MM) 9.0 0.40 0.30 0.21 0.12 0.04 0.55 0.43 0.32 0.22 0.12 27

Illustrative Pro Forma Impact (at Assumed 12/08 Closing) ($ in millions, except per share amounts) Tower Price Paid per CastlePoint Share Statistic $11.78 $12.32 $12.85 $13.39 $13.92 Premium to Current Share Price ($10.71) 10% 15% 20% 25% 30% Pro Forma Earnings per Share: 2009E $3.50 (a) $3.84 $3.75 $3.66 $3.57 $3.49 2010E 4.22 (a) 4.69 4.58 4.47 4.37 4.27 Pro Forma Book Value per Share (12/31/08): Reported $15.66 $19.48 $19.64 $19.80 $19.95 $20.10 Tangible 13.92 18.25 17.84 17.44 17.06 16.70 Pro Forma Return on Average Equity: 2009E 20% (a) 18% 18% 17% 17% 16% 2010E 20% (a) 19% 18% 18% 17% 17% Illustrative Tower Share Price at 8.7x 2009E Earnings $3.50 (a) $30.60 $30.60 $30.60 $30.60 $30.60 Implied Pro Forma Share Price at 2009E P/E Multiple: 9.0x $34.59 $33.73 $32.92 $32.14 $31.40 10.0 38.43 37.48 36.58 35.71 34.89 11.0 42.28 41.23 40.23 39.28 38.38 Implied Value Creation per Tower Share at 2009E P/E Multiple: 9.0x 13% 10% 8% 5% 3% 10.0 26% 22% 20% 17% 14% 11.0 38% 35% 31% 28% 25% (a) Based on management projections. 28

“Has/Gets” Analysis – CastlePoint Shareholder Perspective at Closing ($ in millions, except per share amounts) CastlePoint Price Paid per CastlePoint Share Statistic $11.78 $12.32 $12.85 $13.39 $13.92 Premium to Current Share Price $10.71 10% 15% 20% 25% 30% Illustrative CastlePoint Share Price at 5.5x 2009E Earnings $2.37 (a) $13.12 $13.12 $13.12 $13.12 $13.12 Implied 2009E EPS per CastlePoint Share $1.21 $1.26 $1.30 $1.34 $1.38 Implied Exchange Ratio (Ex ~ $115mm Cash) 0.3148x 0.3351x 0.3554x 0.3757x 0.3959x Implied Stock Consideration per CastlePoint Share at 2009E P/E Multiple: 9.0x $10.89 $11.30 $11.70 $12.08 $12.43 10.0 12.10 12.56 13.00 13.42 13.81 11.0 13.31 13.82 14.30 14.76 15.20 Plus: Cash Consideration per CastlePoint Share $3.19 $3.17 $3.15 $3.14 $3.12 Implied Total Consideration per CastlePoint Share at 2009E P/E Multiple: 9.0x $14.08 $14.48 $14.85 $15.21 $15.55 10.0 15.29 15.73 16.15 16.55 16.93 11.0 16.50 16.99 17.45 17.89 18.31 Implied Value Creation per CastlePoint Share at 2009E P/E Multiple: 9.0x 7% 10% 13% 16% 19% 10.0 17% 20% 23% 26% 29% 11.0 26% 30% 33% 36% 40% (a) Based on management projections. 29

Analysis at Various Prices ($ in millions, except per share amounts) Selected Public CastlePoint Price Paid per CastlePoint Share Companies (a) Statistic $10.71 $11.25 $11.78 $12.32 $12.85 $13.39 $13.92 Mean Median Premium to Current Share Price $10.71 0% 5% 10% 15% 20% 25% 30% Price as a Multiple of: Earnings per Share: 2008E $1.80 (b) 6.0x 6.3x 6.6x 6.9x 7.2x 7.5x 7.8x 7.6x 6.4x 2009E 2.37 (b) 4.5 4.7 5.0 5.2 5.4 5.6 5.9 7.5 7.0 2010E 2.69 (b) 4.0 4.2 4.4 4.6 4.8 5.0 5.2 8.1 7.1 Book Value per Share (3/31/08) Reported $10.96 0.98x 1.03x 1.07x 1.12x 1.17x 1.22x 1.27x 0.94x 0.94x Diluted 0.98 1.03 1.08 1.13 1.18 1.23 1.28 Acquisition Premia: Current Share Price $10.71 0% 5% 10% 15% 20% 25% 30% 1-Week Avg. Share Price 10.49 2% 7% 12% 17% 23% 28% 33% 1-Month Avg. Share Price 10.01 7% 12% 18% 23% 28% 34% 39% 52-Week High 15.85 (32%) (29%) (26%) (22%) (19%) (16%) (12%) 52-Week Low 9.20 16% 22% 28% 34% 40% 46% 51% Implied Aggregate Equity Value $411 $432 $454 $475 $497 $518 $539 Implied Aggregate Exchange Ratio 0.3925x 0.4121x 0.4317x 0.4513x 0.4709x 0.4906x 0.5102x Premia vs. Historical Average: 1-Month 0.3864x 2% 7% 12% 17% 22% 27% 32% 3-Months 0.3977 (1%) 4% 9% 13% 18% 23% 28% 6-Months 0.3950 (1%) 4% 9% 14% 19% 24% 29% 1-Year 0.4216 (7%) (2%) 2% 7% 12% 16% 21% (a) Includes Aspen, Endurance, PartnerRe, Oddysey Re and Platinum Underwriters. (b) Based on management projections. 30

VI Tactical and Structural Considerations

TOWER GROUP
VI TACTICAL AND STRUCTURAL CONSIDERATIONS

Tactical Considerations

- **How strong is CastlePoint's negotiating position?**
  - Most of the business written is derived from Tower and that business expires in 2010
  - Some companies may find the Bermuda inversion option attractive and diligencing CastlePoint would be relatively straightforward given short-tail low severity business
- **Deal could be positioned as a merger of equals given stock for stock consideration similarity of size**
- **At what valuation would CastlePoint's financial advisor be able to issue its fairness opinion?**
  - In many regards there is limited valuation precedent, except for some sidecar wind-downs, which have been near book value
  - Bermuda comparable company universe is trading below book value on average
- **What are likely issues around deal protection?**
  - It is likely that a go-shop provision will be requested by CastlePoint
  - Given the long period between announcement and closing, there is increased interloper risk
  - Break-up fee would be particularly desirable given extended period prior to closing
  - Tower may be able to terminate quota share with CastlePoint in the event of a change of control; current contract expires April 2010
- **What is the Tower fall back position?**
  - The quota share could be extended with a declining quota share over a period of years allowing for a phased transition and capital raise from Tower's perspective
  - Opportunity to consider other acquisition opportunities with stock

31 LAZARD

Transaction Structure/U.S. Tax Analysis Key Objective: Permit Tower to receive a distribution of CP Re capital without significant U.S. tax. Absent planning, distribution (to the extent of the earnings and profits of the distributing company) will be fully taxable to Tower Solution: Structure acquisition of CPH as a taxable acquisition of CPH assets and make Section 338 elections on CPBH (Bermuda holding company for CP Re) and CP Re Taxable acquisition to be achieved through U.S. merger / Bermuda amalgamation. CPH will cease to exist and CPBH will become the top Bermuda company, which will be owned by a US Tower subsidiary Section 338 elections eliminate CPBH and CP Re earnings and profits by deeming these Bermuda companies to sell all their assets and reacquire them through new Bermuda corporations Accordingly, distributions from CP Re up the chain to Tower should generally be treated as tax-free returns of basis (until basis is exhausted) Caveats: Tower must ensure that its ownership of CPH (including warrants) at closing is less than 10% Transaction is taxable to CPH shareholders (including Tower). Tower estimates its tax liability from transaction at $7–8 million If Bermuda companies have had a US trade or business, gain on deemed sale of assets connected with U.S. business could be taxed by US. Ernst & Young is conducting due diligence Ongoing Taxation: Loss of Bermuda platform – the acquisition will cause Bermuda companies to become controlled foreign corporations (CFCs) for U.S. tax purposes Under the CFC rules, Tower will have to include most, if not all, of the Bermuda-based income currently The effective tax rate on CFC income will depend on Tower’s corporate tax rate Source: Debevoise & Plimpton LLP. 32

Transaction Structure/U.S. Tax Analysis (cont'd) Sidecar Structure: It is possible that Tower will, sometime in the future, wish to regain the Bermuda platform Tower’s interest in CPBH will have to decline to well below 20% to make this tax-efficient because of the RPII rules RPII is any insurance income of CP Re attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a U.S. shareholder of CPBH or a “related person” to a U.S. shareholder of CPBH. Tower is a U.S. shareholder and its subsidiaries are “related persons” and they are insureds, as would be any shareholder of CPBH that is also an insured Under the RPII rules, a U.S. shareholder of CPBH must include its pro rata share of RPII each year if more than 20% of the CP Re’s insurance income is RPII. This rule applies to all US shareholders (including the public), regardless of the size of their interest in CPBH. However, the RPII rule does not apply if at all times during the taxable year CPBH is owned less than 20% by vote and value by persons who are direct or indirect insureds under any policy of insurance or reinsurance issued by CP Re or who are related persons to any such person (i.e., related persons to the insured) Currently, CP Re is relying on this 20% ownership exception to avoid RPII inclusions by its U.S. shareholders To be reasonably confident that the RPII rules would be unlikely to apply after CP Re becomes a sidecar, Tower would have to reduce its ownership well below 20% and undertake an ongoing program to monitor the extent to which the shareholders of CPBH (or related persons to those shareholders) are directly or indirectly insured by CP Re Source: Debevoise & Plimpton LLP. 33

VII Capital Alternatives

Comparison of Potential Alternative Capital Sources No assurance that public markets will be favorable to a capital raise at any specific point in time PUBLIC Tower stock may or may not be trading at attractive valuation MARKETS Allows current shareholders an opportunity to participate in the event of an equity raise Sizing considerations relative to current market capitalization More expensive than public markets Limited universe of interested buyers PRIVATE PLACEMENT Greater level of due diligence Excludes current shareholders Sizing considerations relative to current market capitalization Depending on reinsurance environment favorable terms may be available Subject to minimum cede under CastlePoint agreements, could replace portion of CastlePoint cessions with a third-party reinsurer (e.g., Swiss Re) REINSURANCE Continues substantial reliance on third-party capital Perpetuates hybrid business model Opportunity to launch “captive” Bermuda side-car Reserve/balance sheet risk Highly competitive market for acquisitions in excess of $250mm M&A May not solve capital problem Limited universe of targets who write business similar to Tower (i.e., short-tail) 34

Appendix

Comparable Bermuda Public Company Trading Analysis ($ in millions, except per share data) Summary Statistics Selected Comparable Public Companies CastlePoint Mean Median Aspen Endurance Odyssey Re PartnerRe Platinum Market Data: Ticker CPHL AHL ENH ORH PRE PTP Current Share Price $10.71 $25.71 $34.26 $37.78 $73.86 $36.20 % of 52W High 68% 87% 85% 85% 79% 84% 88% 96% % of 52W Low 116% 110% 114% 114% 101% 115% 107% 114 % FD Market Capitalization $413 $2,258 $2,254 $2,522 $4,117 $2,052 Price as a Multiple of: EPS: 2008E (a) 6.1 x 7.6 x 6.4 x 6.2 x 5.8 x 12.4 x 7.3 x 6.4 x 2009E (a) 4.9 7.5 7.0 6.0 5.7 11.7 7.4 7.0 Book Value (3/31/08): Reported (b) 0.98 x 0.94 x 0.94 x 0.88 x 0.88 x 0.94 x 1.01 x 1.01 x Adjusted (c) 0.95 0.97 0.97 0.93 0.90 0.97 1.08 0.99 Selected Ratios: Long-Term Growth Rate (a) 13.5% 10.6% 12.0% 10.0% 12.0% 13.5% 5.0% 12.5% '08 - '09 EPS Growth 25.7% 0.3% 0.8% 3.7% 0.8% 6.2% (1.5) % (8.0) % 2008E PEG Ratio 0.45 x 0.80 x 0.62 x 0.62 x 0.48 x 0.92 x 1.46 x 0.51 x 2008E ROE (a) 15.2% 13.6% 14.4% 14.4% 16.2% 7.7% 14.2% 15.4% 2009E ROE (a) 16.7 12.3% 13.3% 13.3% 14.6% 7.6% 12.8% 13.5 % Indicated Dividend Yield 1.9% 1.9% 2.3% 2.3% 2.9% 0.7% 2.5% 0.9 % Debt/Total Capital 24.2% 14.2% 15.3% 9.1% 16.1% 15.3% 18.4% 12.4% 2007 GPW/BV 0.80 x 0.98 x 0.89 x 0.89 x 0.86 x 1.25 x 1.12 x 0.76 x 2007 NPW/BV 0.80 0.90 0.76 0.76 0.76 1.16 1.10 0.70 2007 GAAP Combined Ratio 93.9% 84.0% 81.0% 83.0% 79.9% 95.5% 80.4% 81.0 % Ratings (A.M. Best/S&P/Moody's) A-/--/-- A/A/A2 A/A/A2 A/A-/A3 A+/AA-/Aa3 A/--/-- Source: FactSet (5/22/08) and company filings. (a) IBES median consensus. (b) Based on common shareholders’ equity. (c) Excludes accumulated other comprehensive income (AOCI). 35

Comparable Specialty P&C Public Company Trading Analysis ($ in millions, except per share data) Summary Statistics Selected Comparable Public Companies Tower Mean Median Markel Navigators Philadelphia RLI W.R. Berkley Market Data: Ticker TWGP MKL NAVG PHLY RLI WRB Current Share Price $27.29 $402.50 $50.24 $37.21 $50.29 $27.26 % of 52W High 77% 79% 81% 74% 76% 81% 83% 81% % of 52W Low 116% 108% 107% 100% 107% 122% 107% 106 % FD Market Capitalization $642 $4,008 $854 $2,754 $1,107 $4,786 Price as a Multiple of: EPS: 2008E (a) 9.3 x 10.6 x 9.8 x 14.2 x 8.9 x 9.8 x 12.3 x 7.8 x 2009E (a) 8.1 10.6 9.7 14.9 9.2 9.7 12.0 7.5 Book Value (12/31/07): Reported (b) 2.03 x 1.45 x 1.45 x 1.53 x 1.25 x 1.70 x 1.45 x 1.33 x Adjusted (c) 1.92 1.54 1.62 1.73 1.27 1.72 1.62 1.35 Selected Ratios: Long-Term Growth Rate (a) 22.5% 12.5% 12.0% 12.0% 11.0% 15.0% 11.5% 13.0% '08E - '09E EPS Growth 14.2% 0.2% 1.6% (5.0) % (2.3) % 1.6% 2.4% 4.1% 2008E PEG Ratio 0.41 x 0.86 x 0.81 x 1.18 x 0.81 x 0.65 x 1.07 x 0.60 x 2008E ROE (a) 20.3% 13.8% 13.6% 10.1% 13.6% 16.0% 11.7% 17.6% 2009E ROE (a) 19.2 12.4% 12.0% 8.7% 12.0% 14.4% 11.3% 15.5 % Indicated Dividend Yield 0.7% 1.3% 1.3% -- % -- % -- % 1.8% 0.7 % Debt/Total Capital 24.3% 15.8% 15.5% 20.7% 15.5% -- % 14.6% 28.1% 2007 NPW/PHS 1.0 x 1.0 x 1.1 x 1.1 x 0.8 x 1.2 x 0.7 x 1.2 x 2007 GAAP Combined Ratio 83.7% 82.0% 87.5% 88.0% 87.5% 74.8% 71.4% 88.1% 2007 Statutory Loss Ratio 42.8% 38.4% 38.1% 35.6% 47.3% 38.1% 23.3% 47.9 % Ratings (A.M. Best/S&P/Moody's) A-/--/-- A/BBB-/A3 A/A/A3 A+/--/A1 A+/A+/A2 A+/A+/A2 Source: FactSet (5/22/08) and company filings. (a) IBES median consensus. (b) Based on common shareholders’ equity. (c) Excludes accumulated other comprehensive income (AOCI). 36

Insurance Universe: Valuation Snapshot ($ in millions, except per share data) % of 52-Week Market P/E ROE Dividend Company High Low Cap. 2008E (a) 2009E (a) LTGR (a) P/B 2008E (a) 2009E (a) Yield Selected Specialty: Markel 73.8% 100.4% $4,008 14.2x 14.9x 12.0% 1.53x 10.1% 8.7 % NA Navigators 76.3 107.1 854 8.9 9.2 11.0 1.25 13.6 12.0 NA Philadelphia 81.4 121.5 2,754 9.8 9.7 15.0 1.70 16.0 14.4 NA RLI 82.7 107.2 1,107 12.3 12.0 11.5 1.45 11.7 11.3 1.8 % Tower 76.9 116.4 642 9.3 8.1 22.5 2.03 20.3 19.2 0.7 W.R. Berkley 81.3 106.1 4,786 7.8 7.5 13.0 1.33 17.6 15.5 0.7 Mean (b) 79.1% 108.4% 10.6x 10.6x 12.5% 1.45x 13.8% 12.4% 1.3 % Median (b) 81.3 107.1 9.8 9.7 12.0 1.45 13.6 12.0 1.3 Selected Bermuda: Aspen 84.7% 113.6% $2,258 6.2x 6.0x 10.0% 0.88x 14.4% 13.3% 2.3 % CastlePoint 67.6 116.4 413 6.1 4.9 13.5 0.98 15.2 16.7 1.9 Endurance 79.3 101.1 2,254 5.8 5.7 12.0 0.88 16.2 14.6 2.9 Odyssey 84.4 114.7 2,522 12.4 11.7 13.5 0.94 7.7 7.6 0.7 Partner Re 88.4 106.9 4,117 7.3 7.4 5.0 1.01 14.2 12.8 2.5 Platinum 95.6 114.3 2,052 6.4 7.0 12.5 1.01 15.4 13.5 0.9 Mean (b) 86.5% 110.1% 7.6x 7.5x 10.6% 0.94x 13.6% 12.3% 1.9 % Median (b) 84.7 113.6 6.4 7.0 12.0 0.94 14.4 13.3 2.3 Primary: ACE 93.2% 111.1% $19,851 7.6x 7.7x 12.0% 1.23x 14.9% 13.7% 1.8 % Arch 92.2 109.2 4,534 6.7 6.8 5.0 1.24 18.4 15.7 NA EverestRe 78.7 103.2 5,563 7.3 7.2 9.9 0.99 13.0 12.2 2.1 Max Re 80.0 103.9 1,364 8.7 6.2 12.0 0.95 10.1 13.9 1.5 Argo Group 79.1 114.4 1,170 8.9 7.9 11.0 0.82 8.9 8.7 NA Mean 84.6% 108.4% 7.8x 7.2x 10.0% 1.05x 13.1% 12.8% 1.8 % Median 80.0 109.2 7.6 7.2 11.0 0.99 13.0 13.7 1.8 x Source: FactSet (5/22/08) and company filings. (a) IBES median consensus. (b) Summary statistics exclude Tower and CastlePoint. 37

CastlePoint Income Statement – Historical/Projected ($ in millions, except per share amounts) Historical Projected CAGR 2005 2006 2007 2008E 2009E 2010E 2011E 2012E '06 - '07 08 - '12 Revenues: Net Premiums Earned -- $79.0 $248.4 $476.2 $628.2 $666.1 $719.9 $791.8 214.5% 13.6% Commission Income -- 2.3 7.5 7.6 7.6 7.6 7.6 7.6 219.3% 0.0% Insurance Services Revenue -- -- -- 6.5 5.5 6.1 6.7 7.3 -- 3.2% Net Investment Income -- 11.2 29.5 44.6 58.2 72.3 86.2 100.1 163.8% 22.4% Net Realized Gains/(Losses) -- 0.0 (8.2) -- -- -- -- -- -- -- Total Revenues -- $92.5 $277.1 $534.8 $699.5 $752.0 $820.4 $906.8 199.5% 14.1% Expenses: Loss & Loss Adjustement Expenses -- $41.0 $131.3 $266.5 $360.0 $389.4 $428.1 $479.2 220.7% 15.8% Commission & Other Acq. Expenses -- 29.4 91.6 161.9 209.1 218.3 234.2 255.5 211.5% 12.1% Other Operating Expenses 0.0 12.2 17.9 24.5 26.0 27.1 28.3 29.6 46.9% 4.8% Interest Expense -- 0.6 9.5 11.1 11.1 11.1 11.1 11.1 -- 0.0% Total Expenses $0.0 $83.1 $250.2 $464.0 $606.3 $645.9 $701.7 $775.4 201.2% 13.7% Pre-Tax Income ($0.0) $9.5 $26.9 $70.8 $93.2 $106.1 $118.7 $131.4 184.5% 16.7% Income Tax Expense -- 1.1 5.9 (1.5) (1.6) (2.3) (3.5) (4.7) 435.9% 32.4% Net Income ($0.0) $10.5 $32.7 $69.3 $91.6 $103.8 $115.2 $126.6 210.5% 16.3% Earnings per Share: Diluted Earnings per Common Share -- $0.47 $0.89 $1.80 $2.37 $2.69 $2.98 $3.28 89.4% 16.3% WA Common Shares Outstanding: Diluted -- 22.336 36.635 38.600 38.600 38.600 38.600 38.600 64.0% 0.0% Source: Company filings and management projections. 38

CastlePoint Balance Sheet ($ in millions) Historical Growth 12/31/06 12/31/07 03/31/08 06 - '07 Assets: Investments $390.3 $539.9 $602.8 38.3% Cash & Cash Equivalents 34.8 153.6 193.7 341.7% Cash & Invested Assets $425.0 $693.5 $796.6 63.2% Accrued Investment Income 2.2 4.1 3.8 83.8% Assumed Premiums Receivable 44.9 125.6 168.6 179.5% Premiums Receivable - Programs 1.3 9.1 21.2 601.4% Prepaid Reinsurance Premiums -- 3.5 7.5 -- Goodwill -- -- -- -- Deferred Acquisition Costs 30.4 73.1 78.4 140.7% Deferred Income Taxes 1.1 7.1 7.8 547.5% Deferred Financing Fees 3.1 3.7 3.6 19.1% Funds Held by Reinsured Companies 0.6 -- -- -- Other Assets 2.8 7.2 10.3 161.7% Total Assets $511.3 $926.7 $1,097.8 81.2% Liabilities: Loss & Loss Adjustment Expense $34.2 $121.4 $151.8 255.1% Unearned Premium 86.2 217.5 239.2 152.4% Assumed Losses Payable 3.5 8.5 21.3 143.9% Premiums Payable - Programs 1.1 16.3 37.0 1,416.5% Accounts Payable & Accrued Expenses 2.9 3.6 3.1 25.2% Payable for Securities -- -- 86.4 -- Other Liabilities 0.7 3.6 5.1 395.9% Subordinated Debentures 103.1 134.0 134.0 30.0% Total Liabilities $231.6 $504.9 $677.9 118.0% Shareholders' Equity: Common Shares $0.3 $0.4 $0.4 29.4% Additional Paid-in-Capital 269.5 385.1 385.5 42.9% Accumulated Other Comprehensive Income 1.7 (1.1) (12.1) (163.4%) Retained Earnings 8.3 37.4 46.0 351.5% Total Shareholders' Equity $279.7 $421.8 $419.8 50.8% Total Liabilities and Shareholders' Equity $511.3 $926.7 $1,097.8 81.2% Source: Company filings and management projections. 39

Shareholder Ownership Summary TOP SHAREHOLDERS INSIDERS Rank Holder Name Position % O/S 1 Tower Group, Inc. 3,682,000 9.6% 2 Lee Michael H 956,091 2.5 3 Weiner Joel S 96,493 0.3 4 Doyle Gregory T 48,432 0.1 5 Beitz Joseph P 34,821 0.1 6 Robbie William A 34,293 0.1 7 Smith Robert S 26,293 0.1 8 Van Gorder Jan R 14,529 0.0 9 Brown Roger Alan 7,500 0.0 10 Barrow Richard M 3,000 0.0 Top 10 Insiders 4,903,452 12.8% Total Insiders 4,903,452 12.8% INSTITUTIONS/ OTHER Rank Holder Name Position % O/S 1 Columbia Management Advisors, Inc. 3,464,472 9.0% 2 Leon G. Cooperman 2,500,700 6.5 3 US Trust, Bank of America 2,223,260 5.8 4 Capital World Investors 1,295,000 3.4 5 UBS Global Asset Management 1,121,794 2.9 6 Vanguard Group, Inc. 843,358 2.2 7 Eubel Brady & Suttman Asset Mgmt. 826,007 2.1 8 Lazard Asset Management LLC 762,959 2.0 9 Cumberland Associates LLC 698,474 1.8 10 ADAR Investment Management LLC 630,000 1.6 Top 10 Institutions 11,865,324 37.4% Total Institutions 27,052,557 70.4% Retail 6,472,102 16.8% Total 38,428,111 100.0% Source: FactSet (5/22/08) and company filings. BREAKDOWN OF CURRENT OWNERSHIP Implied Retail 17% Institutions 70% Insiders 13% INSTITUTIONAL INVESTMENT SYTLE Yield 2% Index 5% GARP 41% Growth 26% Value 26% 40

Selected Mergers of Equals ($ in millions) 41 Includes transactions since 1/1/98 between $250mm and $1.5bn Equity 1-Day Super Pro Forma Date Merger Partners Value Premium Cash Maj. Ownership Board Chairman CEO Name 9/20/06 First Busey/ $351 13.1% -- 58% / 42% 50% / 50% First Busey Main Street First Busey Main Street 3/21/05 Entegris/ 604 5.0% -- 56% / 44% 50% / 50% Entegris Mykrolis Entegris Mykrolis 3/29/04 Arch Wireless/ 324 (26.7%) 42% 73% / 27% 50% / 50% Metrocall Metrocall USA Mobility Metrocall 2/4/04 Belden/ 540 (0.5%) -- 3 55% / 45% 50% / 50% CDT Belden Belden CDT Cable Design (CDT) 2/22/02 Identix/ 301 (7.3%) -- 3 52% / 48% 50% / 50% Identix Visionics Identix Visionics 1/16/02 Western Multiplex/ 253 (9.0%) -- 50% / 50% 50% / 50% Western Western Proxim Proxim 10/1/01 GlobeSpan/ 633 (7.6%) -- 52% / 48% 50% / 50% Virata GlobeSpan GlobeSpan Virata Virata 3/27/01 N.Y. Com. Bancorp/ 818 4.7% -- 60% / 40% 56% / 44% Richmond N.Y. N.Y. Com. Bancorp Richmond County Financial 4/6/00 Meritor Automotive/ 593 (5.3%) 9% 3 66% / 34% 50% / 50% Meritor Meritor ArvinMeritor Arvin Industries 3/22/00 Tuboscope/ 804 (28.8%) -- 49% / 51% 50% / 50% Varco Varco Varco Varco 2/25/00 NetIQ/ 911 10.7% -- 50% / 50% 50% / 50% Mission NetIQ NetIQ Mission Critical Software 10/25/99 Bamboo.com/ 376 2.9% -- 50% / 50% 50% / 50% Interactive Interactive Interactive Pict. Interactive Pictures Source: SDC, Capital IQ, Factiva and company filings. 41

Selected Mergers of Equals (cont'd) ($ in millions) 42 Includes transactions since 1/1/98 between $250mm and $1.5bn Equity 1-Day Super Pro Forma Date Merger Partners Value Premium Cash Maj. Ownership Board Chairman CEO Name 6/14/99 Indiana Energy/ $714 2.0% -- 3 49% / 51% 50% / 50% Indiana Indiana Vectren SIGCORP 6/3/99 Westinghouse Air Brake/ 363 (21.1%) -- 55% / 45% 50% / 50% MotivePower Westinghouse MotivePower MotivePower 5/21/98 Citizens Bancshares/ 643 (5.2%) -- 49% / 51% 50% / 50% Mid Am Mid Am Sky Financial Mid Am 4/30/98 Nevada Power/ 1,080 1.4% 28% 3 50% / 50% 50% / 50% Nevada Nevada Sierra Pacific Sierra Pacific 3/14/98 CapStar Hotel/ 903 56.6% -- 3 56% / 44% 50% / 50% CapStar CapStar MeriStar American General Hosp. Mean (0.9%) Median (0.5%) Source: SDC, Capital IQ, Factiva and company filings. 42

TOWER GROUP
APPENDIX

Sidecar Case Study – Olympus Re and Helicon Re


Dec 2001
Olympus founded
16 Jun 2006
WTM announced estimated losses of $143mm in hurricane-related claims for which Olympus was responsible
19 Jun 2006
WTM reimbursed Olympus for $137mm of recoverables and waived $8mm of commission
2002
2006
Today
1 Jan 2002
WTM agreement with Olympus effective
Dec 2005
Helicon founded
1 Jan 2006
WTM renewed its agreement with Olympus on modified terms involving Helicon
7 Jan 2008
WTM acquired Helicon for $153.2mm, announced it would not be renewing its quota share agreement with Olympus. Both sidecars were placed in runoff

SPONSORSHIP & FORMATION

- White Mountains (WTM) sponsored the formation of Olympus Re ("Olympus"), a Bermuda-based sidecar, in December, 2001 with an initial capitalization of ~ $500 mm (WTM had no direct investment)
- Olympus entered into a retrocessional quota share agreement with a subsidiary of WTM
  - WTM agreed to cede Olympus 75% of its short-tailed excess of loss business, mainly property and marine, and in exchange WTM would receive an override commission in exchange
- During 2003, 2004 and 2005, WTM earned $61 mm, $69 mm and $98 mm, respectively, of fee income from Olympus
- WTM also sponsored the formation of Helicon Re ("Helicon"), a Bermuda-based sidecar, in December, 2005 (WTM had no direct investment). Helicon was a sidecar vehicle, much like Olympus. Effective January 1, 2006, WTM renewed its agreement with Olympus on modified terms involving Helicon
  - 35% of its short-tailed excess of loss business
  - Olympus and Helicon would share, pro rata, in this 35% cession based on their relative capital bases

RECENT DEVELOPMENTS

- Losses from the 2005 hurricane season significantly reduced Olympus' capital position
- On January 19, 2006, WTM decided to recapitalize Olympus by reimbursing $137 mm of losses and waiving $8 mm of commission owed to WTM
- On January 7, 2008, WTM announced that it would not be renewing its quota share agreements with Olympus and Helicon, and that it would be placing the two companies into runoff. Moreover, WTM announced it would acquire Helicon for $153.2 mm, representing a discount of ~ $1.5 mm, or 1.0%, to shareholders' equity of $154.7 mm

OBSERVATIONS

- Sidecars are effective tools for reinsurance in hard markets
- In soft markets, sidecars are often placed in runoff
- Sidecars are typically valued near book value in most instances

Source: SNL, Factiva and company filings

43 LAZARD

Summary of Material Agreements Management Agreement General: Tower Risk Management Corp. (“TRM”) acts as non-exclusive manager for performing underwriting, claims handling, soliciting, binding, issuing, and servicing for policies written in CastlePoint Insurance Company (“CPIC”) in exchange for a management fee, calculated on a sliding scale based on the net loss ratio of the business TRM writes for CPIC Term: Continuous and indefinite, though either party may terminate unilaterally upon 60 days’ notice Termination Rights: Either party may terminate unilaterally and immediately if, among other things, the other party loses its license or certificate of authority, becomes insolvent, undergoes a change in ownership of 10% of its voting stock, or if reinsurance covering the business under the agreement is canceled Aggregate Excess of Loss Reinsurance Agreements Aggregate Excess of Loss Reinsurance Agreement between CPIC (as ceding company) and TICNY (as reinsurer) General: Tower reinsures 85% of CPIC’s brokerage business losses in excess of a specified loss ratio (52.5%) for brokerage business written through TRM Term: Effective July 11, 2007 and continues until terminated by either party unilaterally on any December 31, upon 90 days’ notice to the other party Other Termination Rights: Either party may terminate unilaterally, upon 30 days’ notice, if the other party becomes insolvent, has its surplus reduced by 50%, undergoes a change of control or reinsures its entire liability under the agreement. In addition, CPIC may terminate if TICNY’s A.M. Best rating falls below A- Aggregate Excess of Loss Reinsurance Agreement between Tower (as ceding company) and CPIC (as reinsurer) General: CPIC reinsures 15% of Tower’s brokerage business losses in excess of a specified loss ratio (52.5%) Term: Effective July 11, 2007 and continues until terminated by either party unilaterally on any December 31, upon 90 days’ notice to the other party Other Termination Rights: Either party may terminate unilaterally, upon 30 days’ notice, if the other party becomes insolvent, has its surplus reduced by 50%, undergoes a change of control or reinsures its entire liability under the agreement. In addition, TICNY may terminate if CPIC’s A.M. Best rating falls below A- 44

Summary of Material Agreements (cont'd) CastlePoint Reinsurance Company (“CPRe”) reinsures Tower Group, Inc.’s (“Tower”) brokerage business, specialty and risk sharing program business, and traditional program business under three separate quota share reinsurance agreements, each effective April 1, 2006. BROKERAGE SPECIALTY AND TRADITIONAL BUSINESS RISK SHARING BUSINESS PROGRAM BUSINESS EXPIRATION March 31, 2010 March 31, 2010 March 31, 2010 DATE Either party may terminate unilaterally (i) upon 60 Either party may terminate unilaterally, (i) upon Either party may terminate unilaterally, (i) upon days’ notice, on any 12-month anniversary of April 60 days’ notice, on any 12-month anniversary of 60 days’ notice, on any 12-month anniversary of 1(a) or (ii) upon 30 days’ notice, if, among other April 1(a) or (ii) upon 30 days’ notice, if, among April 1(a) or (ii) upon 30 days’ notice, if, among things, the other party undergoes a change in other things, the other party undergoes a change other things, the other party undergoes a change control or reinsures its entire liability under the in control or reinsures its entire liability under in control or reinsures its entire liability under the agreement. the agreement. agreement. TERMINATION RIGHTS Tower may terminate immediately if CPRe Tower may terminate immediately if CPRe Tower may terminate immediately if CPRe becomes insolvent, undergoes a 50% reduction in becomes insolvent, undergoes a 50% reduction becomes insolvent, undergoes a 50% reduction in surplus, or is downgraded below A.M. Best A- in surplus, or is downgraded below A.M. Best A- surplus, or is downgraded below A.M. Best A- CPRe may terminate on any April 1, upon 60 days’ CPRe may terminate on any April 1, upon 60 CPRe may terminate on any April 1, upon 60 notice, if the sum of net loss ratio plus ceding days’ notice, if the sum of net loss ratio plus days’ notice, if the sum of net loss ratio plus commission under the agreement equals or exceeds ceding commission under the agreement equals ceding commission under the agreement equals or 99%. or exceeds 99%. exceeds 99%. QUOTA SHARES 40% 85% 50% ASSUMED BY CPRE Initially 34%, but adjusted every October 1 and Initially 30%, but adjusted every October 1 and The product of Tower’s retained quota share April 1 based on the aggregate net loss ratio from April 1 based on the aggregate net loss ratio times actual expenses incurred by Tower on all April 1, 2006. from April 1, 2006. premiums ceded under the agreement, net of ceding commissions or expense reimbursement CEDING The ceding commission increases 0.9% for every The ceding commission increases 0.9% for every amounts recovered under other reinsurance COMMISSIONS 1.0% decline in the net loss ratio below 61.0% up 1.0% decline in the net loss ratio below 61.0% agreements. to a maximum ceding commission of 36.0% and up to a maximum ceding commission of 36.0%. decreases 0.9% for every 1.0% increase in the net loss ratio above 61.0%, subject to a minimum ceding commission of 31.0%. (a) Pursuant to Addendum No. 1 to the Master Agreement, dated April 4, 2006, between Tower Group, Inc. and CastlePoint Holdings, Ltd., Tower and CastlePoint have agreed not to cause or permit their affiliates to exercise their annual unilateral termination rights under these quota share reinsurance agreements. The parties retain any other termination rights under these agreements. 45

TOWER GROUP
APPENDIX

CastlePoint Executives and Directors

EXECUTIVES

NAME	AGE	AFFILIATIONS
Michael H. Lee	50	Chairman & CEO of CastlePoint Holdings; CEO & Director of CastlePoint Mgmt. And CastlePoint Insurance Co.
Gregory T. Doyle	47	President & Director of CastlePoint Holdings, CastlePoint Mgmt. and CastlePoint Insurance; Director of CastlePoint Re
Joel S. Weiner	58	CFO, Senior VP & Director of CastlePoint Re, CastlePoint Mgmt. and CastlePoint Insurance Co.
Richard M. Barrow	54	Senior VP & Chief Accounting Officer of CastlePoint Holdings, CastlePoint Re, CastlePoint Mgmt. and CastlePoint Insurance Co.; Director of CastlePoint Mgmt. and CastlePoint Insurance Co.
Joseph P. Beitz	51	President & Director of CastlePoint Re; Director of CastlePoint Insurance Co.

BOARD OF DIRECTORS

NAME	POSITION	AGE	TENURE	AFFILIATIONS
Michael H. Lee	Chairman & CEO	50	2006	Tower Group, Inc.
Gregory T. Doyle	President & Director	47	2006	Tower Group, Inc.; BMS Vision Re, Presidential Re, Guy Carpenter & Co.; American Re
William A. Robbie	Director	57	2006	Platinum Underwriters; St. Paul Re; XL Capital; Prudential; Continental Insurance Cos.
Robert S. Smith	Director	49	2006	Sherier Capital; Friedman, Billings, Ramsey; McGuire Woods LLP; Asset Capital Corp.
Jan Reid Van Gorder	Director	60	2007	Erie Insurance Group; Insurance Federation of Pennsylvania

Source: Company filings.

46 LAZARD